SUNAMERICA SERIES, INC.

AMENDED AND RESTATED PLAN
PURSUANT TO RULE 18F-3


      SunAmerica Series, Inc. (the Corporation) hereby adopts this plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the 1940 Act), setting forth the separate arrangement and expense allocation of each class of shares. Any material amendment to this plan is subject to prior approval of the Board of Directors
(the Directors), including a majority of the disinterested Directors.

CLASS CHARACTERISTICS

CLASS A SHARES:
Class A shares are
subject to an initial
sales charge, a
distribution fee
pursuant to a plan
adopted in accordance
with Rule 12b-1 under
the 1940 Act (the Rule
12b-1 Plan) payable at
the annual rate of up to
0.10% of the average
daily net assets of the
class and an account
maintenance fee
payable under the Rule
12b-1 Plan at the
annual rate of up to
0.25% of the average
daily net assets of the
class (the distribution
fee and account
maintenance fee
applicable to each
class of the
Corporation are
collectively referred to
herein as the Rule 12b-
1 Fees).  The initial
sales charge is waived
or reduced for certain
eligible investors. In
certain cases, as
disclosed in the
Prospectus and the
Statement of
Additional Information
from time to time,
Class A shares may be
subject to a contingent
deferred sales charge
(CDSC) imposed at
the time of redemption
if the initial sales
charge with respect to
such shares was
waived.

CLASS B SHARES:
Class B shares are not
subject to an initial
sales charge but are
subject to a CDSC
which will be imposed
on certain
redemptions, a
distribution fee
payable under the Rule
12b-1 Plan at the
annual rate of up to
0.75% of the average
daily net assets of the
class and an account
maintenance fee
payable under the Rule
12b-1 Plan at the
annual rate of up to
0.25% of the average
daily net assets of the
class.  The CDSC is
waived for certain
eligible investors.
Class B shares
automatically convert
to Class A shares on
the first business day
of the month following
the eighth anniversary
of the issuance of such
Class B shares.


CLASS C SHARES:
Class C shares are
subject to a CDSC
which will be imposed
on certain
redemptions, a
distribution fee
payable under the Rule
12b-1 Plan at the
annual rate of up to
0.75% of the average
annual net assets of the
class and an account
maintenance fee
payable under the Rule
12b-1 Plan payable at
the annual rate of up to
0.25% of the average
daily net assets of the
class. The CDSC is
waived for certain
eligible investors.
Class C shares
automatically convert
to Class A shares on
the 19th day (or next
business day following
the 19th) of the month
following the tenth
anniversary of the
purchase of such Class
C shares.

CLASS I SHARES:
Class I shares are not
subject to either an
initial or CDSC nor are
they subject to any
Rule 12b-1 Fee, but
are subject to a service
fee of 0.25% of the
average daily net
assets of the Class I
shares pursuant to an
Administrative and
Shareholder Services
Agreement between
the Corporation and
SunAmerica Capital
Services, Inc. with
respect to the Class I
shares.

CLASS T SHARES:
Class T shares are
subject to an initial
sales charge and an
account maintenance
fee payable under the
Rule 12b-1 Plan at the
annual rate of up to
0.25% of the average
daily net assets of the
class. The initial sales
charge is waived or
reduced for certain
eligible investors.

CLASS W SHARES:
Class W shares are not
subject to either an
initial or CDSC nor are
they subject to any
Rule 12b-1 fee.

INCOME AND EXPENSE ALLOCATIONS

      Income, any realized and unrealized capital gains and losses, and expenses not allocated to a particular class, will be allocated to each class on the basis of the total value of each class of shares in relation to the total value of each class of shares of each series of the Corporation (each a Portfolio and collectively, the Portfolios).

DIVIDENDS AND DISTRIBUTIONS

      Dividends and other distributions paid by each Portfolio to each class of shares, to the extent paid, will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid by a particular class may be different from that paid by another class because of Rule 12b-1 Fees and other expenses borne exclusively by that class.

EXCHANGE PRIVILEGE

      Each class of shares is generally exchangeable for the same class of shares of any other Portfolio or other SunAmerica Mutual Fund (subject to certain minimum investment requirements) at the relative net asset value per share, as disclosed in the Prospectus and Statement of Additional Information from time to time. In addition, certain classes of shares of a Portfolio may be exchanged for certain classes of shares of the same Portfolio, subject to the conditions set forth in the Portfolios Prospectus and Statement of Additional Information from time to time.

CONVERSION FEATURES

      Class B shares will convert automatically to Class A shares on the first business day of the month following the eighth anniversary of the issuance of such Class B shares. Class C shares will convert automatically to Class A shares on the 19th day (or next business day following the 19th) of the month following the tenth anniversary of the purchase of such Class C shares. Conversions will be effected at the relative net asset values of Class C, Class B and Class A shares, as applicable, without the imposition of any sales load, fee or charge. Class I, Class T and Class W shares will have no conversion rights.

GENERAL

A. 	Each class of shares shall have exclusive
voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

B. 	On an ongoing basis, the Directors, pursuant
to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Portfolios for the existence of any material conflicts among the interests of their several classes. The Directors, including a majority of the disinterested Directors, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop.
SunAmerica Asset Management, LLC, the
Corporations investment manager and adviser, will be responsible for reporting any potential or existing conflicts to the Directors.

C. 	For purposes of expressing an opinion on the
financial statements of the Corporation, the methodology and procedures for calculating the net asset value and dividends/distributions of the classes and the proper allocation of income and expenses among such classes will be examined annually by the Corporations independent auditors who, in performing such examination, shall consider the factors set forth in the relevant auditing standards adopted, from time to time, by the American
Institute of Certified Public Accountants and
Financial Accounting Standards Board.





As amended and restated:	March 1, 2018